CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 1194 to Registration Statement No. 333-122917 on Form N-1A of our report dated April 29, 2019, relating to the financial statements and financial highlights of the Altegris/AACA Opportunistic Real Estate Fund, appearing in the Annual Report on Form N-CSR of the Funds for the year ended December 31, 2018, and to the references to us under the headings “Financial Highlights” and “Independent Registered Public Accountant” in the Prospectus, and "Independent Registered Public Accounting Firm" and “Policies and Procedures For Disclosure Of Portfolio Holdings” in the Statement of Additional Information, which are part of such Registration Statement.

Costa Mesa, California

April 29, 2019